Exhibit 5.01

October 14, 2020

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20546

Re: Vision Hydrogen Corporation, Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Vision Hydrogen Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to a best-efforts, self-underwritten offering (the “Offering”) and relates to the issuance and sale by the Company of up to $2,500,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”). We understand that the shares of Common Stock are to be sold as described in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the shares of Common Stock has been duly authorized and, when the Registration Statement becomes effective under the Act, when the terms of the subscription agreements under which the Shares are to be issued (collectively, the “Subscription Agreement”) are duly established and the Subscription Agreement is duly executed and delivered, and when the Offering is completed as contemplated by the Registration Statement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Nevada Business Corporations Act (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

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